UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 19, 2009

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 19, 2009, i2 Technologies, Inc. (“i2” or the “Company”) and Jackson L. Wilson, Jr. entered into an employment agreement (the “Employment Agreement”) with respect to Mr. Wilson’s appointment as Chief Executive Officer (“CEO”) and President, in addition to his role as Chairman of the Company’s Board of Directors (the “Board”). The Employment Agreement is effective from December 17, 2008 (the “Effective Date”), the date that the Board appointed Mr. Wilson as CEO, and supersedes that certain employment agreement between Mr. Wilson and the Company dated May 21, 2008. Mr. Wilson’s employment relationship with the Company is at will.

The Employment Agreement provides that the Company will pay Mr. Wilson a base salary in the annualized gross dollar amount of $500,000 and that Mr. Wilson will be eligible for an annual target bonus in the amount of $500,000. The bonus payment is subject to the Company achieving certain annual performance targets determined at the sole discretion of the Board’s compensation committee. In addition, the Company will pay Mr. Wilson $10,000 per month for travel and housing expenses.

Pursuant to the Employment Agreement, on the Company’s next regular grant date, Mr. Wilson will receive restricted stock units (“RSUs”) with respect to 160,513 shares of common stock, par value $.00025 per share, of the Company. The RSUs shall vest upon completion of the following objectives as determined by the Board’s compensation committee in its sole discretion on or before December 31, 2010: (i) selection and development of a high performing management team resulting in less involvement by the Board in operational matters; (ii) improved shareholder relations; (iii) development of a culture of teamwork; (iv) improvement in employee morale; and (v) achievement of scale and sustainability of the Company through development of an agreed upon strategy, succession planning, and growth of revenue and profit organically and/or through acquisition, merger or the addition of a product line. The RSUs may vest so long as Mr. Wilson is President, CEO, Chairman or Executive Chairman of the Company. Upon a Change in Control (as such term is defined in the Employment Agreement), while Mr. Wilson is employed by or providing services to the Company, the RSUs will vest in full.

If the Company terminates Mr. Wilson other than for Cause (as such term is defined in the Employment Agreement), Mr. Wilson’s employment terminates as a result of Mr. Wilson’s death or Disability (as such term is defined in the Employment Agreement), Mr. Wilson terminates his employment for Good Reason (as such term is defined in the Employment Agreement) or Mr. Wilson terminates his employment following a Change in Control, then the Company is obligated to provide Mr. Wilson with the following:

•

A single lump sum cash payment within 30 days after the termination date equal to (i) accrued and unpaid annual base salary and vacation pay and (ii) the annual target bonus (if any) prorated to take into account only the portion of the year worked by Mr. Wilson;

•

A severance payment within 60 days after Mr. Wilson’s separation from service, as defined by the Internal Revenue Code (the “Code”), equal to the sum of Mr. Wilson’s annual base salary and annual target bonus (if any) for the year in which the termination occurs; and

•

A payment within 60 days after Mr. Wilson’s separation from service, as defined by the Code, equal to the sum of the cost that would be incurred by Mr. Wilson if Mr. Wilson elected continued health care coverage for Mr. Wilson and his spouse and other eligible dependents under Section 4980B of the Code and the regulations thereunder for a period of 12 months measured from the date of termination.

If the Company terminates Mr. Wilson for Cause or Mr. Wilson terminates his employment other than for Good Reason, the Company is obligated to provide Mr. Wilson with his accrued and unpaid annual base salary and vacation pay and benefits under any plan or agreement covering Mr. Wilson.

In exchange for any of the aforementioned payments, Mr. Wilson shall deliver a general release of claims in the form provided in the Employment Agreement. In the event that (i) Mr. Wilson is terminated by the Company without cause or (ii) Mr. Wilson terminates his employment for good reason, all outstanding equity awards held by Mr. Wilson pursuant to the Company’s incentive plans will become immediately and fully vested. Mr. Wilson’s benefits under the Employment Agreement are subject to reduction in connection with certain golden parachute excise tax provisions of Sections 280G and 4999 of the Code and may be delayed or otherwise modified in compliance with Section 409A of the Code.

The Employment Agreement subjects Mr. Wilson to restrictive covenants relating to noncompetition, noninterference with customer relationships, nonsolicitation of customers or prospects and nonsolicitation of employees.

The foregoing summary is subject to, and qualified in its entirety by the form of Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description
10.1	Employment Agreement dated January 19, 2009 with Jackson L. Wilson, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 21, 2009	i2 TECHNOLOGIES, INC.

	By:	/s/ Michael J. Berry
Michael J. Berry
Executive Vice President, Finance and Accounting and Chief Financial Officer